UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 11, 2010 (May 5, 2010)

NUTRASTAR INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52899	80-0264950
(State of Incorporation)	(Commission File No)	(IRS Employer ID No.)

7/F Jinhua Mansion

41 Hanguang Street

Nangang District, Harbin 150080

People's Republic of China

(Address of Principal Executive Offices)

(86) 451-82287746

(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 5, 2010, Mr. Daniel K. Lee resigned as the Chief Financial Officer and Treasurer of Nutrastar International Inc. (the "Company"), effective immediately. Mr. Lee's resignation was not in connection with any known disagreement with the Company on any matter.

As a result of the resignation of Mr. Lee, his employment agreement with the Company, dated November 16, 2009, the stock option agreement with the Company, dated January 1, 2010, and the restricted shares grant agreement with the Company, dated January 1, 2010 were terminated, effective on May 5, 2010. In addition, upon his resignation, the unvested 105,000 restricted shares and the unvested options to purchase 250,000 shares of the Company's common stock granted to Mr. Lee were cancelled.

On the same date, the Board of Directors of the Company appointed Ms. Xue Wang to serve as the Company's Interim Chief Financial Officer and Treasurer, effective immediately upon Mr. Lee's resignation, until a successor is named.

Ms. Wang, age 29, has extensive accounting experience with Chinese companies. From 2004 to 2007, Ms. Wang was a financial executive at Harbin Zhongchang Clean Energy Development Co., Ltd., a company engaged in the recycling energy business. Ms. Wang joined our subsidiary Heilongjiang Shuaiyi New Energy Development Co., Ltd. in 2007 as Financial Manager and became Financial Controller in 2009. She holds a Bachelor's degree in Accounting from Harbin University of Commerce.

There is no family relationship exists between Ms. Wang and any directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction between Ms. Wang and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2010	Nutrastar International Inc.

/s/ Lianyun Han
Lianyun Han
Chief Executive Officer